EXPENSE LIMITATION AGREEMENT

THE ACADIA MUTUAL FUNDS

THIS EXPENSE LIMITATION AGREEMENT (“Expense Limitation Agreement”), is entered into effective as of July 28, 2011 by and between Acadia Mutual Funds Management, LLC (the “Adviser”) and The Acadia Mutual Funds (the “Trust”), on behalf of each series of the Trust set forth in Schedule A attached hereto (the “Fund”).

WHEREAS, the Trust is a Delaware statutory trust organized under the Agreement and Declaration of Trust (“Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and the Fund is a series of the Trust; and

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement relating to the Fund (the “Advisory Agreement”) pursuant to which the Adviser provides investment advisory services to the Fund listed in Schedule A, which may be amended from time to time, for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund, and, therefore, have entered into this Expense Limitation Agreement, in order to maintain the Fund’s expense ratios at the levels specified Schedule A attached hereto; and

NOW THEREFORE, the parties hereto agree that the Expense Limitation Agreement provides as follows:

1.

Expense Limitation.

1.1.

Applicable Expense Limit.  To the extent that the aggregate expenses of every character incurred by the Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, acquired fund fees and expenses1,  litigation, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Fund’s business) (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.  Additionally, in determining the Fund Operating Expenses, expenses that the Fund would have incurred but did not actually pay because of expense offset or brokerage/services arrangements shall be added to the aggregate expenses so as not to benefit the Adviser.

1.2.

Operating Expense Limit.  The maximum Operating Expense Limit in any year with respect to the Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Fund.

1.3.

Method of Computation.  To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month.  If the annualized Fund Operating Expenses for any month of the Fund exceed the Operating Expense Limit of the Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit.  If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the Fund  an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

1.4.

Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.

Reimbursement of Fee Waivers and Expense Reimbursements.

2.1.

Reimbursement.  If in any year during which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of the Fund for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Trust’s Board of Trustees as provided in Section 2.2 below, the Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund pursuant to Section 1 hereof.  The total amount of reimbursement to which the Adviser may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by the Fund to the Adviser, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments.  The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

2.2.

Board Approval.  No reimbursement shall be paid to the Adviser with respect to the Fund pursuant to this provision in any fiscal quarter, unless the Trust’s Board of Trustees has determined that the payment of such reimbursement is in the best interests of the Fund and its shareholders.  The Trust’s Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Adviser with respect to the Fund in such quarter.

2.3.

Method of Computation.  To determine the Fund’s payments, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month.  If the annualized Fund Operating Expenses of the Fund for any month are less than the Operating Expense Limit of the Fund, the Fund, only with the prior approval of the Trust’s Board of Trustees, shall pay to the Adviser an amount sufficient to increase the annualized Fund Operating Expenses of the Fund to an amount no greater than the Operating Expense Limit of the Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount.

2.4.

Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.

Term and Termination of Agreement.

This Agreement with respect to the Fund shall commence on September 1, 2011 and continue in effect until the last day of October 31, 2012, and shall continue from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”).

4.

Miscellaneous.

4.1.

Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2.

Interpretation.  Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

4.3.

Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

THE ACADIA MUTUAL FUNDS MANAGEMENT ON BEHALF OF ITS SERIES LISTED IN SCHEDULE A

By:

/s/ Eric Jacobs

ACADIA MUTUAL FUNDS MANAGEMENT, LLC.

By: /s/ Michael E. Hogue

SCHEDULE A

OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Operating Expense Limit
Acadia Principal Conservation Fund	1.45%

1

The Fund may, from time to time, invest in affiliated or unaffiliated money market funds or other investment companies such as exchange-traded funds (“ETFs”).   Such underlying investments collectively are referred to herein as “acquired funds.”